OPTIMUM FUND TRUST

Registration No. 811-21335
FORM N-SAR
Semi-Annual Period Ended September 30, 2012

SUB-ITEM 77D: Policies with respect to security investments

On June 20, 2012, the Board of Trustees of the Optimum Fund Trust voted to approve a change in the minimum credit rating for the Funds' swap, cap, floor and collar counterparties.  The modifications permit the Funds to enter into swap, cap, floor or collar transactions only if, at the time of entering into such transaction, the unsecured long-term debt of the counterparty, combined with any credit enhancements, is rated at least BBB- by Standard & Poors or Baa3 by Moody's Investors Service, Inc., or is determined to be of equivalent credit quality by the investment advisor.  These changes to the Optimum Fund Trust's investment strategies is incorporated herein by reference to the supplement dated June 21, 2012 to the Statement of Additional Information dated July 29, 2011 as filed with the Securities and Exchange Commission on June 21, 2012 (SEC Accession No. 0001 450791-12-000118).

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

Three (3) transactions for the semi-annual period ended September 30, 2012 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 865892: v1

WS: MFG_Philadelphia: 865892: v1